CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of WBI Fundamental Factors Hedged ETF (formerly WBI BullBear Value 3000 ETF), WBI Income Generators Hedged ETF (formerly WBI BullBear Yield 3000 ETF), WBI Trend Leaders Hedged ETF (formerly WBI BullBear Quality 3000 ETF), and WBI Power Factor® High Dividend ETF, each a series of Absolute Shares Trust, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 27, 2026